UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2024

Date of Report (Date of earliest event reported)

ETON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38738	37-1858472
(State of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification Number)

21925 W. Field Parkway, Suite 235
Deer Park, Illinois 60010-7208
(Address of principal executive offices) (Zip code)

(847) 787-7361
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETON	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01: Completion of Acquisition or Disposition of Assets

On December 19, 2024, Eton Pharmaceuticals, Inc. (the “Company”) completed its previously announced asset purchase of Increlex® (mecasermin injection) from Ipsen S.A. (“Ipsen”). Increlex® is a biologic product used to treat children and adolescents from two- to 18-years-old who suffer from severe primary insulin-like growth factor 1 deficiency (SPIGFD).

Under the terms of the purchase agreement, the Company acquired Increlex® for $22.5 million at closing, plus an additional $8.7 million for product inventory. The Company will also make payments to seller of $2.5 million on each of the first and second anniversaries of closing. In addition, the Company will be obligated to purchase additional inventory over 30 months, in an amount not to exceed €15.0 million.

As previously disclosed, the Company also entered into an amendment to its existing credit agreement with SWK Holdings that was contingent upon the closing of the purchase agreement. Under the terms of the amendment, the Company expanded its existing credit facility by $25.7 million to $30.0 million, extended the facility’s maturity to three years from closing, and reduced the facility’s annual interest rate to Secured Overnight Financing Rate (SOFR) plus 6.75%. In connection with the closing of Increlex®, the Company issued a warrant to the lender for the purchase of up to 289,736 shares of common stock at a price of $5.32 per share.

A copy of the press release announcing the transaction dated December 20, 2024 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01: Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated December 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2024	By:	/s/ James R. Gruber
James R. Gruber
Chief Financial Officer and Secretary
(Principal Financial Officer)

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